EXHIBIT 10.1(c)

March 16, 2000

H Lundbeck A/S

9 Ottiliavej

DK-2500 Valby,

Copenhagen, Denmark

ATTN             Dr Claus Braestrup

RE:                              Joint Research, Development and License Agreement dated May 28, 1999

Dear Dr Braestrup:

This will serve to clarify certain aspects of the Joint Research, Development and License Agreement between Cephalon, Inc (“Cephalon”) and H Lundbeck A/S (“Lundbeck”) dated May 28, 1999 (the “Agreement”).  All terms and conditions not otherwise defined or modified herein shall remain in full force and effect as set forth In the Agreement.

1.                                       For purposes of clarification:

a)        the term “Cephalon Compounds” as defined In Section 1.5 of the Agreement shall include, but shall not be limited to, any compound or chemical entity that comprises, consists of, contains, incorporates or utilizes the structure/pharmacophore of Structure I below.

[Graphic Omitted]

Structure I

where A and B comprise, consist of, or contain substituted or unsubstituted hydrogen-bond donor or acceptor moleties and where Structure I can have any degree of unsaturation, and

b)       the term “Lundbeck Compounds” as defined in Section 1 27 of the Agreement shall include, but shall not be limited to, any compound or chemical entity that has been or will be synthesized solely by Lundbeck or acquired from a third party by Lundbeck

2.                                       The first sentence of Section 57 of the Agreement is hereby amended and restated as follows: Cephalon hereby agrees that it wil1 not grant to any third party (other than to an Affiliate) the right to co-promote in Canada either the Kyowa Licensed Products, the Cephalon Licensed Products, the Lundbeck Licensed Products or Joint Licensed Products without first negotiating in good faith for a period not to exceed sixty (60) days to reach agreement on mutually acceptable terms and conditions that would grant such rights to Lundbeck

3.                                       For purposes of further clarification regarding application of the terms of Article 17 of the Agreement

a)        If the Research Program is terminated pursuant to Section 17 3 of the Agreement and a Cephalon Compound, a Lundbeck Compound or a Joint Compound has not been designated a Development Compound (or a Backup Compound) by the Joint Development Team on or prior to such date of termination, then any and all rights to such Cephalon Compound shall revert to Cephalon, any and all rights to such Lundbeck Compound shall revert to Lundbeck and any and all rights to such Joint Compound shall revert to Lundbeck in the Territory and to Cephalon outside of the Territory.  If a Cephalon Compound, a Lundbeck Compound or a Joint Compound has been so designated a Development Compound (or a Backup Compound) by such date, then the rights and obligations of the Parties shall be as defined in subsections 17 3(i) and (ii), and

b)       If a Cephalon Compound, a Lundbeck Compound or a Joint Compound has been designated as a Development Compound but development of such Compound has been discontinued pursuant to Section 174, then any and all rights to any such Cephalon Compounds shall revert to Cephalon, any and all rights to such Lundbeck Compounds shall revert to Lundbeck and any and all rights to any such Joint Compounds shall revert to Lundbeck in the Territory and to Cephalon outside the Territory, unless Lundbeck confirms in writing immediately upon any such discontinuance that such Development Compound shall be replaced by a Backup Compound shown to be active principally against the primary Target as said discontinued Development Compound and that it will promptly commence active development of said Backup Compound.

If the foregoing accurately reflects your understanding as to these matters, please indicate your agreement and acceptance in the space provided below and return a signed copy of this letter to me

Very truly yours,
CEPHALON, INC.

/s/ Peter E. Grebow
Peter E Grebow
Senior Vice President,
Business Development
AGREED, ACKNOWLEDGED AND ACCEPTED

H LUNDBECK A/S

By:	/s/ Claus Braestrup
Name: Claus Braestrup
Title: Executive Vice President, R&D